Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports full year 2017 earnings of $1.2 billion, up 9 percent over the prior year, and earnings per share of $1.00, up 15 percent
Solid revenue growth and expense control produce positive operating leverage

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 19, 2018 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2017. For the fourth quarter, the company reported net income available to common shareholders from continuing operations of $318 million and earnings per diluted share from continuing operations of $0.27. For the full year of 2017, the company reported net income available to common shareholders from continuing operations of $1.2 billion, an increase of 9 percent over the prior year, and earnings per diluted share from continuing operations of $1.00, an increase of 15 percent. Pre-tax pre-provision income increased 4 percent over the prior year generating approximately 2 percent in positive operating leverage. Adjusted pre-tax pre-provision income(1) increased 6 percent over the prior year generating approximately 2 percent in positive operating leverage on an adjusted basis(1).

“These results reflect a strong fourth quarter and end to 2017 as our teams made clear progress in executing Regions’ strategic plan to deliver greater value for our customers and shareholders,” said Grayson Hall, Chairman and CEO. “As we look ahead to our 2018 priorities, we are moving forward with Regions’ Simplify and Grow initiative, which will further position Regions for sustainable, long-term growth. As part of this effort, we are conducting a fresh, comprehensive review of the company with the goal of consistently improving the experience customers have with Regions. We are identifying ways to streamline processes and organizational structure while expediting product and service enhancements that make it easier for people to bank with us.”

Hall added, “Earlier this month, we were also pleased to announce new investments in our associates, our products and services, and our communities as a result of the savings we expect from federal tax reform. These investments, including a more competitive minimum hourly wage and greater support for product innovation, economic development, revenue growth and more, are all key to helping Regions carry out its mission and create shared value for our customers, our associates, our communities, and our shareholders.”

SUMMARY OF FULL YEAR 2017 RESULTS:

	Year Ended December 31
($ amounts in millions, except per share data)	2017	2016
Income from continuing operations (A)	$1,257	$1,158
Income (loss) from discontinued operations, net of tax	6	5
Net income	1,263	1,163
Preferred dividends (B)	64	64
Net income available to common shareholders	$1,199	$1,099
Net income from continuing operations available to common shareholders (A) – (B)	$1,193	$1,094

Diluted earnings per common share from continuing operations	$1.00	$0.87

Diluted earnings per common share	$1.00	$0.87

Full-year 2017 results compared to full-year 2016:

•
Net interest income and other financing income on a fully taxable equivalent basis increased 4 percent on a reported and adjusted basis(1); the resulting net interest margin was 3.32 percent, up 18 basis points, and 3.33 percent, up 19 basis points on an adjusted basis(1).

•	Non-interest income decreased 2 percent, but was relatively stable on an adjusted basis(1).

•	Non-interest expenses remained flat, but increased 1 percent on an adjusted basis(1).

•
The company reported an efficiency ratio of 63.2 percent and an adjusted efficiency ratio(1) of 62.2 percent, in 2017, an improvement of 100 and 110 basis points, respectively, compared to the prior year.

•	Regions generated positive operating leverage of approximately 2 percent on an adjusted basis(1).

•	Average loans and leases totaled $79.8 billion, down 2 percent.

◦	Consumer lending balances increased 1 percent.

◦	Business lending balances decreased 4 percent.

•	Average deposits totaled $97.3 billion, relatively stable with the prior year.

•	Net charge-offs increased 4 basis points to 0.38 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 35 percent to 0.81 percent of loans outstanding.

•	Business services criticized loans decreased 32 percent.

•
Allowance for loan and lease losses decreased 19 basis points to 1.17 percent of total loans; allowance for loan and lease losses as a percent of non-performing loans increased 34 basis points to 144 percent.

•
The Common Equity Tier 1 ratio(2) was estimated at 10.9 percent at December 31, 2017. The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 10.8 percent, and the loan-to-deposit ratio was 83 percent.

•	Regions returned $1.6 billion of earnings to shareholders through dividends and share repurchases.

SUMMARY OF FOURTH QUARTER 2017 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2017	9/30/2017	12/31/2016
Income from continuing operations (A)	$334	$312	$294
Income (loss) from discontinued operations, net of tax	1	(1)	1
Net income	335	311	295
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$319	$295	$279
Net income from continuing operations available to common shareholders (A) – (B)	$318	$296	$278

Diluted earnings per common share from continuing operations	$0.27	$0.25	$0.23

Diluted earnings per common share	$0.27	$0.25	$0.23

Fourth quarter 2017 results compared to third quarter 2017:

•
Net interest income and other financing income on a fully taxable equivalent basis remained relatively stable but increased 1 percent on an adjusted basis(1); the resulting net interest margin was 3.37 percent, up 1 basis point, and 3.39 percent, up 3 basis points on an adjusted basis(1).

•	Non-interest income increased 8 percent, and 7 percent on an adjusted basis(1).

•	Non-interest expense increased 7 percent, and 2 percent on an adjusted basis(1).

•	Average loans and leases totaled $79.5 billion, relatively stable with the prior quarter.

◦	Consumer lending balances increased modestly.

◦	Business lending balances decreased modestly.

•	Average deposits totaled $97.1 billion, relatively stable with the prior quarter.

•	Net charge-offs decreased 7 basis points to 0.31 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 14 percent to 0.81 percent of loans outstanding.

•	Business services criticized loans decreased 17 percent.

•
Allowance for loan and lease losses decreased 14 basis points to 1.17 percent of total loans; the allowance for loan and lease losses attributable to direct energy loans, decreased from 6.1 percent to 4.6 percent.

•	Allowance for loan losses as a percent of non-performing loans increased 7 basis points to 144 percent.

Fourth quarter 2017 results compared to fourth quarter 2016:

•
Net interest income and other financing income on a fully taxable equivalent basis increased 6 percent on a reported and adjusted basis(1); the resulting net interest margin increased 21 basis points, and 23 basis points on an adjusted basis(1).

•	Non-interest income increased 6 percent on a reported and adjusted basis(1).

•	Non-interest expenses increased 6 percent, and 3 percent on an adjusted basis(1).

•	Average loans and leases decreased 1 percent.

◦	Consumer lending balances were relatively stable on an average basis.

◦	Business lending balances decreased 2 percent on an average basis.

•	Average deposits decreased 1 percent.

•	Net charge-offs decreased 10 basis points.

FOURTH QUARTER 2017 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2017	9/30/2017	12/31/2016
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(9)	$(5)	$(17)
Salaries and benefits related to severance charges	(2)	(1)	(5)
Securities gains (losses), net	13	8	5
Reduction in leveraged lease interest income resulting from tax reform	(6)	—	—
Contribution to Regions' charitable foundation associated with tax reform	(40)
Leveraged lease termination gains, net	—	1	—
Gain on sale of affordable housing residential mortgage loans	—	—	5
Tax reform adjustments through income tax expense	(52)	—	—

Diluted EPS impact*	$(0.07)	$—	$(0.01)

Pre-tax additional selected items**:
Operating lease impairment charges	$—	$(10)	$—
Pension settlement charges	—	(2)	—
Hurricane-related impacts on non-interest income and expense, net	—	(13)	—
Visa Class B shares expense	(11)	(4)	—

* Based on income taxes at a 38.5% incremental rate.
** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

Regions continues its ongoing efficiency initiatives, including refining its branch network while making prudent investments in new technologies, delivery channels and other areas of growth. During the fourth quarter, the company incurred $9 million of expenses associated primarily with announced branch consolidations. The company has now consolidated approximately 10 percent of its branch count over the past two years.

The company also recognized $13 million in securities gains during the fourth quarter primarily associated with the sale of securities held for employee-benefit purposes.

In connection with income tax reform, commonly referred to as the Tax Cuts and Jobs Act, the company incurred a $29 million tax-related charge associated primarily with the revaluation of its net deferred income tax assets. The company also revised its amortization associated with low-income housing investments resulting in an additional $23 million tax-related charge. In addition, the company reduced net interest income and other financing income by $6 million associated with leveraged leases. The company also contributed $40 million to its charitable foundation in the fourth quarter.

Regions also incurred $11 million of expense in the fourth quarter associated with Visa class B shares sold in a prior year.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2017	9/30/2017	12/31/2016	4Q17 vs. 3Q17		4Q17 vs. 4Q16
Net interest income and other financing income	$901	$898	$853	$3	0.3%	$48	5.6%
Net interest income and other financing income - fully taxable equivalent (FTE)	$924	$921	$874	$3	0.3%	$50	5.7%
Reduction in leveraged lease interest income resulting from tax reform	6	—	—	6	NM	6	NM
Adjusted net interest income and other financing income, taxable equivalent basis (non-GAAP)(1)	$930	$921	$874	$9	1.0%	$56	6.4%
Net interest margin (FTE)	3.37%	3.36%	3.16%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.39%	3.36%	3.16%

Non-interest income:
Service charges on deposit accounts	171	175	173	(4)	(2.3)%	(2)	(1.2)%
Wealth management	110	108	103	2	1.9%	7	6.8%
Card & ATM fees	106	103	103	3	2.9%	3	2.9%
Capital markets fee income and other	56	35	31	21	60.0%	25	80.6%
Mortgage Income	36	32	43	4	12.5%	(7)	(16.3)%
Bank-owned life insurance	20	20	20	—	NM	—	NM
Commercial credit fee income	18	17	19	1	5.9%	(1)	(5.3)%
Market value adjustments on employee benefit assets*	6	3	3	3	100.0%	3	100.0%
Securities gains (losses), net	13	8	5	5	62.5%	8	160.0%
Other	19	14	22	5	35.7%	(3)	(13.6)%
Non-interest income	$555	$515	$522	$40	7.8%	$33	6.3%
Total revenue, taxable-equivalent basis	$1,479	$1,436	$1,396	$43	3.0%	$83	5.9%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,472	$1,427	$1,386	$45	3.2%	$86	6.2%

NM - Not Meaningful
* These market value adjustments relate to assets held for certain employee benefits and are offset within salaries and employee benefits expense.

Comparison of fourth quarter 2017 to third quarter 2017
Total revenue on a fully taxable equivalent basis was $1.5 billion, reflecting a $43 million increase over the third quarter of 2017. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $45 million or 3 percent from the prior quarter.

Net interest income and other financing income on a fully taxable equivalent basis was $924 million. On an adjusted basis(1), net interest income and other financing income on a fully taxable equivalent basis was $930 million, an increase of 1 percent over the prior quarter. The resulting net interest margin was 3.37 percent. On an adjusted basis(1) the resulting net interest margin was 3.39 percent, an increase of 3 basis points. The adjusted basis excludes the tax-related reduction to income of $6 million associated with leveraged leases. Adjusted net interest margin and net interest income and other financing income benefited from higher market interest rates in the fourth quarter offset by the full impact of debt issued during the third quarter and lower credit-related interest recoveries.

Non-interest income totaled $555 million, an increase of $40 million or 8 percent. On an adjusted basis(1), non-interest income increased $36 million or 7 percent primarily due to increases in capital markets, mortgage, and card & ATM fees. In addition, the company incurred $10 million of impairment charges reducing the value of certain operating lease assets during the third quarter that did not repeat in the fourth quarter.

Capital markets income increased $21 million or 60 percent driven primarily by higher merger and acquisition advisory services, loan syndication income, and fees generated from the placement of permanent financing for real estate customers. As it relates to mortgage income, production declined seasonally 3 percent in the quarter while income increased $4 million or 13 percent. The increase was primarily due to valuation adjustments associated with residential mortgage servicing rights and related hedges recorded in the third quarter which did not repeat at the same level in the fourth quarter. Card & ATM fees increased $3 million or 3 percent attributable to seasonally higher interchange income.

Comparison of fourth quarter 2017 to fourth quarter 2016
Total revenue on a fully taxable equivalent basis increased $83 million or 6 percent compared to the fourth quarter of 2016. Adjusted(1) total revenue on a fully taxable equivalent basis increased $86 million or 6 percent.

Net interest income and other financing income on a fully taxable equivalent basis increased $50 million or 6 percent on a reported basis, and $56 million or 6 percent on an adjusted basis(1). The resulting net interest margin increased 21 basis points on a reported basis, and 23 basis points on an adjusted basis(1). Net interest margin and net interest income and other financing income benefited from higher market interest rates along with prudent deposit cost management, partially offset by lower average loan balances, the impact of debt issued during the third quarter and the tax-related reduction associated with leveraged leases.

Non-interest income increased $33 million or 6 percent on a reported basis, and $30 million or 6 percent on an adjusted basis(1) driven primarily by growth in capital markets, wealth management, and card & ATM fees, partially offset by lower mortgage income.

Capital markets income increased $25 million or 81 percent reflecting higher merger and acquisition advisory services, loan syndication income, and fees generated from the placement of permanent financing for real estate customers. Wealth management income increased $7 million or 7 percent, and card & ATM fees increased $3 million or 3 percent. However, mortgage income decreased $7 million or 16 percent compared to the prior year consistent with lower production volumes.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2017	9/30/2017	12/31/2016	4Q17 vs. 3Q17		4Q17 vs. 4Q16
Salaries and employee benefits	$496	$483	$472	$13	2.7%	$24	5.1%
Net occupancy expense	83	91	89	(8)	(8.8)%	(6)	(6.7)%
Furniture and equipment expense	81	84	80	(3)	(3.6)%	1	1.3%
Outside services	48	41	41	7	17.1%	7	17.1%
FDIC insurance assessments	27	28	28	(1)	(3.6)%	(1)	(3.6)%
Professional, legal and regulatory expenses	24	21	26	3	14.3%	(2)	(7.7)%
Marketing	23	24	23	(1)	(4.2)%	—	NM
Credit/checkcard expenses	11	13	14	(2)	(15.4)%	(3)	(21.4)%
Branch consolidation, property and equipment charges	9	5	17	4	80.0%	(8)	(47.1)%
Visa class B shares expense	11	4	—	7	175.0%	11	NM
Provision (credit) for unfunded credit losses	(6)	(8)	(3)	2	(25.0)%	(3)	100.0%
Other	145	100	112	45	45.0%	33	29.5%
Total non-interest expense from continuing operations	$952	$886	$899	$66	7.4%	$53	5.9%
Total adjusted non-interest expense(1)	$901	$880	$877	$21	2.4%	$24	2.7%

NM - Not Meaningful

Comparison of fourth quarter 2017 to third quarter 2017
Non-interest expense totaled $952 million in the fourth quarter, an increase of $66 million or 7 percent, and included a $40 million contribution to the company's charitable foundation. On an adjusted basis(1), non-interest expense totaled $901 million, an increase of $21 million or 2 percent. Total salaries and benefits increased $13 million or 3 percent primarily due to higher production-based incentives and health insurance costs. Outside services increased $7 million or 17 percent primarily due to additional expense related to a new Wealth Management platform, which will be offset by lower salaries and benefits costs in future quarters. Visa class B shares expense also increased $7 million. Occupancy expense decreased $8 million or 9 percent primarily due to hurricane-related expenses recorded in the third quarter.

The company's reported fourth quarter efficiency ratio was 64.3 percent and 61.1 percent on an adjusted basis(1). The adjusted efficiency ratio reflects a 60 basis point improvement compared to the third quarter. The effective tax rate was 39.0 percent compared to 30.9 percent in the third quarter, impacted by adjustments associated with tax reform. Excluding these adjustments, the company's effective tax rate would have been approximately 30 percent in the fourth quarter.

Comparison of fourth quarter 2017 to fourth quarter 2016
Non-interest expense increased $53 million or 6 percent. On an adjusted basis(1), non-interest expense increased $24 million or 3 percent primarily due to higher salaries and benefits costs. Total salaries and benefits increased $24 million or 5 percent reflecting the impact of merit increases, benefits costs and higher production-based incentives compared to the fourth quarter of 2016.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q17	3Q17	4Q16	4Q17 vs. 3Q17		4Q17 vs. 4Q16
Commercial and industrial	$35,689	$35,438	$35,149	$251	0.7%	$540	1.5%
Commercial real estate—owner-occupied	6,543	6,745	7,319	(202)	(3.0)%	(776)	(10.6)%
Investor real estate	5,924	6,075	6,672	(151)	(2.5)%	(748)	(11.2)%
Business Lending	48,156	48,258	49,140	(102)	(0.2)%	(984)	(2.0)%
Residential first mortgage	13,954	13,808	13,485	146	1.1%	469	3.5%
Home equity	10,206	10,341	10,711	(135)	(1.3)%	(505)	(4.7)%
Indirect—vehicles	2,177	2,156	2,075	21	1.0%	102	4.9%
Indirect—vehicles third-party	1,223	1,406	2,021	(183)	(13.0)%	(798)	(39.5)%
Indirect—other consumer	1,400	1,258	889	142	11.3%	511	57.5%
Consumer credit card	1,238	1,200	1,146	38	3.2%	92	8.0%
Other consumer	1,169	1,158	1,122	11	0.9%	47	4.2%
Consumer Lending	31,367	31,327	31,449	40	0.1%	(82)	(0.3)%
Total Loans	$79,523	$79,585	$80,589	$(62)	(0.1)%	$(1,066)	(1.3)%

NM - Not meaningful.

Comparison of fourth quarter 2017 to third quarter 2017
Average loans and leases remained relatively stable at $79.5 billion in the fourth quarter as modest growth in the consumer lending portfolio was offset by declines in the business lending portfolio. Total new and renewed loan production increased approximately 2 percent. On an ending basis, total loans and leases were $79.9 billion, an increase of $591 million from the third quarter providing momentum going into 2018.

Average balances in the consumer lending portfolio totaled $31.4 billion in the fourth quarter reflecting a modest increase of $40 million. Growth in the consumer lending portfolio continues to be impacted by the company's decision to exit a third-party arrangement within the indirect-vehicle portfolio. Excluding the third-party indirect-vehicle portfolio, average consumer balances increased $223 million.

Average residential first mortgage balances increased $146 million or 1 percent, but continue to be constrained by a lack of housing supply. Home equity balances declined $135 million or 1 percent driven by declines in home equity lines of credit. Average indirect-other consumer loans increased $142 million or 11 percent as the company continued to expand and grow its point-of-sale portfolio. Consumer credit card balances increased $38 million or 3 percent consistent with an increase in active credit cards.

Average balances in the business lending portfolio totaled $48.2 billion in the fourth quarter reflecting a decrease of $102 million as growth in commercial and industrial loans was offset by declines in owner-occupied commercial real estate and investor real estate. Solid loan production trends continued in the business lending portfolio during the quarter. Commercial and industrial loans grew $672 million on an ending basis during the quarter, led by growth in specialized lending. Owner-occupied commercial real estate loans declined $94 million reflecting a slowing pace of decline, and investor real estate loans declined $101 as growth in term mortgage loans was offset by declines in construction loans. The company is encouraged by improving opportunities in 2018 as economic conditions and customer sentiment continue to modestly improve. In addition, the majority of its deliberate risk management decisions in certain industries and asset classes within the business lending portfolio is substantially complete.

Comparison of fourth quarter 2017 to fourth quarter 2016
Despite a 21 percent increase in total new and renewed loan production, average loans and leases declined $1.1 billion or 1 percent compared to the fourth quarter of 2016.

Average balances in the consumer lending portfolio decreased $82 million. Average residential first mortgage balances increased $469 million or 3 percent despite the impact from an affordable housing residential mortgage loan sale in the fourth quarter of 2016. Average indirect-other consumer loans increased $511 million or 57 percent as the company continued to successfully execute its point-of-sale lending initiatives. Average consumer credit card balances increased $92 million or 8 percent as active credit cards increased 7 percent. In addition, average other consumer loans increased $47 million or 4 percent primarily due to growth in unsecured loans generated through the branch network and improved online lending capabilities. These increases were offset by declines in indirect-vehicle and home equity balances. Average indirect-vehicle balances decreased $696 million or 17 percent reflecting the company's decision to exit a third-party arrangement, and total home equity balances decreased $505 million or 5 percent as growth in home equity loans continues to be offset by declines in home equity lines of credit.

Average balances in the business lending portfolio decreased $984 million or 2 percent primarily due to elevated loan payoffs and pay downs as well as continued de-risking within certain loan portfolios. Average direct energy loans decreased $359 million or 17 percent, average multi-family investor real estate loans decreased $198 million or 10 percent, and average medical office building loans decreased $148 million or 40 percent. In addition, declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	4Q17	3Q17	4Q16	4Q17 vs. 3Q17		4Q17 vs. 4Q16
Low-cost deposits	$90,125	$89,934	$90,992	$191	0.2%	$(867)	(1.0)%
Time deposits	6,935	6,929	7,505	6	0.1%	(570)	(7.6)%
Total Deposits	$97,060	$96,863	$98,497	$197	0.2%	$(1,437)	(1.5)%

($ amounts in millions)	4Q17	3Q17	4Q16	4Q17 vs. 3Q17		4Q17 vs. 4Q16
Consumer Bank Segment	$56,921	$56,980	$55,638	$(59)	(0.1)%	$1,283	2.3%
Corporate Bank Segment	28,362	27,607	28,730	755	2.7%	(368)	(1.3)%
Wealth Management Segment	9,163	9,269	10,245	(106)	(1.1)%	(1,082)	(10.6)%
Other	2,614	3,007	3,884	(393)	(13.1)%	(1,270)	(32.7)%
Total Deposits	$97,060	$96,863	$98,497	$197	0.2%	$(1,437)	(1.5)%

Comparison of fourth quarter 2017 to third quarter 2017
Total average deposit balances were $97.1 billion in the fourth quarter reflecting an increase of $197 million. Average low-cost deposits increased $191 million and represented 93 percent of total average deposits. Deposit costs remained unchanged at 17 basis points, and total funding costs were 38 basis points in the fourth quarter.

Average deposits in the Consumer segment decreased $59 million while average Corporate segment deposits increased $755 million. Average deposits in the Wealth Management segment declined $106 million or 1 percent as a result of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment decreased $393 million or 13 percent driven primarily by the decision to reduce higher cost retail brokered sweep deposits that were no longer a necessary component of the company's current funding strategy.

Comparison of fourth quarter 2017 to fourth quarter 2016
Total average deposit balances decreased $1.4 billion or 1 percent from the prior year, including an $867 million decrease in average low-cost deposits. Growth in average Consumer segment deposits was offset by strategic reductions in Corporate, Wealth Management, and Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2017	9/30/2017	12/31/2016
ALL/Loans, net	1.17%	1.31%	1.36%
Allowance for loan losses to non-performing loans, excluding loans held for sale	1.44x	1.37x	1.10x
Net loan charge-offs as a % of average loans, annualized	0.31%	0.38%	0.41%
Non-accrual loans, excluding loans held for sale/Loans, net	0.81%	0.96%	1.24%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	0.92%	1.06%	1.37%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	1.13%	1.25%	1.58%
Total TDRs, excluding loans held for sale	$1,144	$1,332	$1,385
Total Criticized Loans—Business Services**	$2,456	$2,962	$3,612
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of fourth quarter 2017 to third quarter 2017
The company reported broad-based asset quality improvement during the quarter. Non-performing, criticized and troubled debt restructured loans all declined. Total non-performing loans, excluding loans held for sale, decreased 14 percent to 0.81 percent of loans outstanding, marking the lowest level in over ten years. Business services criticized and total troubled debt restructured loans decreased 17 percent and 13 percent, respectively. As expected, early and late-stage delinquencies for residential mortgage loans increased in hurricane impacted markets, and the company's $40 million hurricane-related reserve remains unchanged. Despite the increase within residential mortgage, total delinquencies, excluding government guaranteed loans, declined approximately 1 percent.

Net charge-offs totaled $63 million or 0.31 percent of average loans compared to $76 million or 0.38 percent of average loans in the previous quarter. Improving economic conditions drove broad-based improvements in credit metrics, particularly improvements in risk ratings along with payoffs and paydowns of criticized loans, resulting in a negative provision expense of $44 million. The allowance for loan and lease losses decreased 14 basis points to 1.17 percent of total loans outstanding. However, the resulting allowance for loan and lease losses as a percent of total non-accrual loans increased 7 basis points to 144 percent. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits, fluctuating commodity prices, and continued analysis of hurricane exposures.

Comparison of fourth quarter 2017 to fourth quarter 2016
Net charge-offs decreased 10 basis points compared to the fourth quarter of 2016 and represented 0.31 percent of average loans compared to 0.41 percent in the prior year. The allowance for loan and lease losses as a percent of total loans decreased 19 basis points. Total non-performing loans, excluding loans held for sale, decreased 35 percent, and total business lending criticized loans decreased 32 percent.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2017	9/30/2017	12/31/2016
Basel III Common Equity Tier 1 ratio(2)	10.9%	11.3%	11.2%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	10.8%	11.2%	11.1%
Tier 1 capital ratio(2)	11.7%	12.1%	12.0%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.71%	9.18%	8.99%
Tangible common book value per share (non-GAAP)(1)	$9.16	$9.33	$8.95

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.7 percent and 10.9 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 10.8 percent on a fully phased-in basis.

During the fourth quarter, the company repurchased $500 million or 31.1 million shares of common stock and declared $103 million in dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 83 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 8, 12, 13, and 27 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, January 19, 2018, at 2 p.m. ET through Monday, February 19, 2018. To listen by telephone, please dial 1-855-859-2056, and use access code 1997189. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $124 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, malware, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; disruption or damage to our systems; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Net interest income and other financing income on a taxable-equivalent basis is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income on a taxable-equivalent basis (non-GAAP). Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance